Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in millions, except per share amounts)

Railway operating revenues:
Coal	$657	$850	$2,879	$3,458
General merchandise	1,443	1,393	5,920	5,584
Intermodal	584	554	2,241	2,130
Total railway operating revenues	2,684	2,797	11,040	11,172

Railway operating expenses:
Compensation and benefits	726	734	2,960	2,974
Purchased services and rents	418	419	1,604	1,610
Fuel	395	403	1,577	1,589
Depreciation	233	221	916	862
Materials and other (note 1)	198	220	859	924
Total railway operating expenses	1,970	1,997	7,916	7,959

Income from railway operations	714	800	3,124	3,213

Other income – net	36	39	129	160
Interest expense on debt	129	116	495	455

Income before income taxes	621	723	2,758	2,918

Provision for income taxes:
Current	121	130	643	475
Deferred	87	113	366	527
Total income taxes (note 2)	208	243	1,009	1,002

Net income	$413	$480	$1,749	$1,916

Earnings per share (note 3):
Basic	$1.31	$1.44	$5.42	$5.52
Diluted	1.30	1.42	5.37	5.45

Weighted average shares outstanding (note 4):
Basic	314.8	332.8	320.9	345.5
Diluted	318.6	338.6	325.2	351.3

See accompanying notes.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011
	($ in millions)

Net income	$413	$480	$1,749	$1,916
Other comprehensive loss, before tax:
Pension and other postretirement benefits	(211)	(410)	(114)	(325)
Other comprehensive loss of equity investees	(9)	(21)	(13)	(21)
Other comprehensive loss, before tax	(220)	(431)	(127)	(346)
Income tax benefit related to items of other
comprehensive loss	82	158	44	125
Other comprehensive loss, net of tax	(138)	(273)	(83)	(221)

Total comprehensive income	$275	$207	$1,666	$1,695

See accompanying notes.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
	2012	2011
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$653	$276
Short-term investments	15	25
Accounts receivable - net	1,109	1,022
Materials and supplies	216	209
Deferred income taxes	167	143
Other current assets	82	76
Total current assets	2,242	1,751

Investments	2,300	2,234
Properties less accumulated depreciation of $9,922 and
$9,464, respectively	25,736	24,469
Other assets	64	84

Total assets	$30,342	$28,538

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,362	$1,092
Short-term debt	200	100
Income and other taxes	206	207
Other current liabilities	263	252
Current maturities of long-term debt	50	50
Total current liabilities	2,081	1,701

Long-term debt	8,432	7,390
Other liabilities	2,237	2,050
Deferred income taxes	7,832	7,486
Total liabilities	20,582	18,627

Stockholders’ equity:
Common Stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 314,034,174 and 330,386,089 shares,
respectively, net of treasury shares	315	332
Additional paid-in capital	1,911	1,912
Accumulated other comprehensive loss	(1,109)	(1,026)
Retained income	8,643	8,693
Total stockholders’ equity	9,760	9,911

Total liabilities and stockholders’ equity	$30,342	$28,538

See accompanying notes.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Years Ended
	December 31,
	2012	2011
	($ in millions)
Cash flows from operating activities:
Net income	$1,749	$1,916
Reconciliation of net income to net cash provided by operating activities:
Depreciation	922	869
Deferred income taxes	366	527
Gains and losses on properties and investments	(6)	(32)
Changes in assets and liabilities affecting operations:
Accounts receivable	(64)	(215)
Materials and supplies	(7)	(40)
Other current assets	(6)	14
Current liabilities other than debt	82	68
Other – net	29	120
Net cash provided by operating activities	3,065	3,227

Cash flows from investing activities:
Property additions	(2,241)	(2,160)
Property sales and other transactions	192	84
Investments, including short-term	(23)	(135)
Investment sales and other transactions	78	439
Net cash used in investing activities	(1,994)	(1,772)

Cash flows from financing activities:
Dividends	(624)	(576)
Common Stock issued – net	89	120
Purchase and retirement of Common Stock (note 4)	(1,288)	(2,051)
Proceeds from borrowings – net	1,491	1,101
Debt repayments	(362)	(600)
Net cash used in financing activities	(694)	(2,006)

Net increase (decrease) in cash and cash equivalents	377	(551)

Cash and cash equivalents:
At beginning of year	276	827

At end of year	$653	$276

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest (net of amounts capitalized)	$473	$435
Income taxes (net of refunds)	618	289

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.        MATERIALS AND OTHER

             During the first quarter of 2011, we received an unfavorable ruling for an arbitration claim with an insurance carrier, and were denied recovery of the contested portion of the claim.  As a result, we recorded a $43 million charge for the receivables associated with the contested portion of the claim and a $15 million charge for other receivables affected by the ruling for which recovery was no longer probable.

2.        INCOME TAXES

     During the second quarter of 2011, the Internal Revenue Service (IRS) completed its examination of our 2008 tax return and review of certain claims for refund for prior years that resulted in a decrease in income tax expense of $40 million.  During the second and fourth quarters of 2011, enacted state tax law changes resulted in a decrease to deferred income tax expense of $19 million and $11 million, respectively.

3.        EARNINGS PER SHARE

     For basic earnings per share, income available to common stockholders reflects reductions for the effect of dividend equivalent payments made to holders of stock options and restricted stock units as follows:  for the fourth quarter, $2 million in 2012 and $3 million in 2011; and for the year, $9 million in both 2012 and 2011.

     For diluted earnings per share, income available to common stockholders reflects reductions for the effect of dividend equivalent payments made to holders of stock options and restricted stock units as follows:  for the fourth quarter, $1 million in 2012 and less than $1 million in 2011; and for the year, $4 million in 2012 and $2 million in 2011.

4.        STOCK REPURCHASE PROGRAM

     We repurchased and retired 18.8 million shares of Common Stock in 2012, at a cost of $1.3 billion, and 30.2 million shares at a cost of $2.1 billion for the same period of 2011.  On August 1, 2012, our Board of Directors authorized the repurchase of up to an additional 50 million shares of Common Stock through December 31, 2017.  The timing and volume of purchases is guided by our assessment of market conditions and other pertinent factors.  Any near-term share repurchases are expected to be made with internally generated cash, cash on hand, or proceeds from borrowings.  Since the beginning of 2006, we have repurchased and retired 128.4 million shares at a total cost of $7.5 billion.